Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	November 14, 2014
Contact:	John S. D'Orazio
President and CEO
Telephone:	540-777-3815
RGC RESOURCES, INC.
ANNUAL AND FOURTH QUARTER FINANCIAL RESULTS
ROANOKE, Va. (November 14, 2014)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $4,708,440 or $1.00 per average share outstanding for the fiscal year ended September 30, 2014. This compares to consolidated earnings of $4,262,052 or $0.91 per average share outstanding for the year ended September 30, 2013. CEO John D'Orazio attributed the higher earnings to improved utility margins and higher sales volumes. Residential and commercial sales volumes increased 8% due to the colder winter season. Industrial volumes increased 6%. Roanoke Gas delivered over 10 million dekatherms in fiscal 2014, stated D'Orazio. Roanoke Gas last exceeded 10 million dekatherms in 2005.
The Company had a net loss of $144,337 or $0.03 per average share outstanding for the quarter ended September 30, 2014 compared to a loss of $100,911 or $0.02 per average share outstanding for the corresponding quarter ended September 30, 2013. The majority of the Company's sales occur in the winter months and as a result, the Company's fourth quarter normally reflects minor net losses.
RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.
Summary financial statements for the fourth quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013
Revenues	$10,280,158	$9,246,128	$75,016,134	$63,205,666
Cost of sales	5,028,737	4,394,474	45,679,045	35,602,775
Gross margin	5,251,421	4,851,654	29,337,089	27,602,891
Other operating expenses, net	5,017,865	4,530,781	19,862,108	18,867,953
Interest expense	450,130	457,682	1,827,001	1,828,099
Income before income taxes	(216,574)	(136,809)	7,647,980	6,906,839
Income tax expense	(72,237)	(35,898)	2,939,540	2,644,787
Net income	$(144,337)	$(100,911)	$4,708,440	$4,262,052
Net earnings per share of common stock:
Basic	$(0.03)	$(0.02)	$1.00	$0.91
Diluted	$(0.03)	$(0.02)	$1.00	$0.91
Cash dividends per common share	$0.185	$0.180	$0.740	$1.720
Weighted average number of common shares outstanding:
Basic	4,719,513	4,708,635	4,715,478	4,698,727
Diluted	4,719,513	4,708,635	4,716,282	4,698,766

Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,
Assets	2014	2013
Current assets	$21,010,617	$22,208,036
Total property, plant and equipment, net	108,743,577	97,736,549
Other assets	9,566,528	4,582,116
Total Assets	$139,320,722	$124,526,701
Liabilities and Stockholders’ Equity
Current liabilities	$20,352,634	$29,456,989
Long-term debt	30,500,000	13,000,000
Deferred credits and other liabilities	36,447,241	32,567,290
Total Liabilities	87,299,875	75,024,279
Stockholders’ Equity	52,020,847	49,502,422
Total Liabilities and Stockholders’ Equity	$139,320,722	$124,526,701